                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. _______ )*

                              Vornado Operating Co.
                              ---------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    92904N103
                                    ---------
                                 (CUSIP Number)

                                 April 24, 2002
                                 --------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

   [   ]   Rule 13d-1(b)
   [ X ]   Rule 13d-1(c)
   [   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 4 Pages








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                                  SCHEDULE 13G

------------------------------------------------------ ------------------------
CUSIP No: 92904N103                                     Page  2  of  4  Pages
                                                             ---    ---
------------------------------------------------------ ------------------------

------------------- ------------------------------------------------------------

          1         NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                    GREGG FRANKEL
------------------- ------------------------------------------------------------

          2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)[  ]  (b)  [X]


------------------- ------------------------------------------------------------

          3         SEC USE ONLY


------------------- ------------------------------------------------------------

          4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    UNITED STATES
------------------- ------------------------------------------------------------

  NUMBER OF SHARES     5     SOLE VOTING POWER
 BENEFICIALLY OWNED
  BY EACH REPORTING          333,800
     PERSON WITH
                    -------- --------------------------------------------------

                       6     SHARED VOTING POWER

                             0
                    -------- --------------------------------------------------

                       7     SOLE DISPOSITIVE POWER

                             333,800
                    -------- --------------------------------------------------

                       8     SHARED DISPOSITIVE POWER

                             0
------------------- -------- ---------------------------------------------------

          9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON


                    333,800
------------------- -------- ------------------------------------------------

         10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES   [  ]


------------------- -------- ------------------------------------------------

         11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.2%
------------------- -------- ------------------------------------------------

         12         TYPE OF REPORTING PERSON*

                    IN
------------------- -------- ------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
         (a)   Issuer:                               Vornado Operating Co.
         (b)   Principal executive office:           888 Seventh Avenue
                                                     New York, New York  10019
Item 2.
         (a)   Person filing:                        GREGG FRANKEL
         (b)   Principal business office:            37 Water Street
                                                     Lebanon, New Jersey  08833
         (c)   Citizenship:                          United States
         (d)   Class:                                Common Stock
         (e)   CUSIP:                                92904N103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         (a)   [ ]  Broker or Dealer
         (b)   [ ]  Bank
         (c)   [ ]  Insurance Company
         (d)   [ ]  Investment Company
         (e)   [ ]  Investment Adviser
         (f)   [ ]  Employee Benefit Plan, Pension Fund or Endowment Fund
         (g)   [ ]  Parent Holding Company
         (h)   [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act
         (i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
         (j)   [ ]  Group

Item 4.  Ownership.

         (a)   Amount beneficially owned as of April 24, 2002:      333,800 Common Shares

         (b)   Percent of class:                                    8.2%

         (c)   (i) Sole power to vote or direct vote:               333,800*

               (ii) Shared power to vote or direct vote:            -0-

               (iii) Sole power to dispose or direct disposition:   333,800*

               (iv) Shared power to dispose or direct disposition:  -0-





                                Page 3 of 4 Pages

* Includes 141,300 shares held in accounts for Mr. Frankel's minor children.


Item 5.  Ownership of Five Percent or Less of a Class:        N/A


Item 6.  Ownership of More than Five Percent on Behalf of Another Person:  N/A


Item 7.  Identification and Classification of the Subsidiary Which Acquired
         the Security Being Reported on By the Parent Holding Company:     N/A


Item 8.  Identification and Classification of Members of the Group:     N/A


Item 9.  Notice of Dissolution of Group:       N/A


Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    May 2, 2002
                                    -----------------------------------------
                                    Date

                                     /s/ Gregg Frankel
                                    -----------------------------------------
                                    GREGG FRANKEL






                                Page 4 of 4 Pages